UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
September 8, 2009

TRILLIANT EXPLORATION CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-138332	20-0936313
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

0001378948
(Central Index Key Classification)

545 Eighth Avenue, Suite 401
New York, NY 10018
(Address of principal executive offices, including zip code)

212-560-5195
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01	Entry Into a Material Definitive Agreement
Item 9.01	Financial Statements and Exhibits

Item 1.01 Entry into a Material Definitive Agreement

On September 8, 2009, Trilliant Exploration Corporation (the “Company”, also the “Registrant”) entered into an agreement (the “Agreement”) with Wellgate International Limited, a Company registered under the laws of the British Virgin Islands (“Wellgate”) for Trilliant’s purchase of 100% of Wellgate’s shares of Bozel S.A., a company organized under the laws of Luxembourg. The Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1, and is incorporated into this Current Report on Form 8-K by reference.

Pursuant to the Agreement, Trilliant shall purchase up to 100% of the outstanding capital stock of Bozel, on a fully diluted basis, in exchange for Eighty Million Dollars ($80,000,000) of the Registrant’s common stock (the “Consideration”).

Also pursuant to the Agreement, and in addition to the Consideration, the Registrant shall advance to Bozel a loan of Twenty Million US Dollars ($20,000,000) for a term of one year at an interest rate not to exceed 14% per annum.

Completion of the Agreement is conditional upon the Registrant purchasing not less than 66% of the issued capital stock of Bozel, after the exercise of outstanding warrants for Bozel common stock, and completion of due diligence by the parties.

Item 9.01 Financial Statements and Exhibits

10.1 Agreement between Registrant and Wellgate International Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRILLIANT EXPLORATION CORPORATION

Date: September 14, 2009	/s/ William R. Lieberman

William R. Lieberman, President